Exhibit 3.1

AMENDED ARTICLES OF INCORPORATION

OF

KINETIC CONCEPTS, INC.

ARTICLE ONE

The entity is a for-profit corporation. The name of the entity (which is hereinafter referred to as the “Corporation”) is Kinetic Concepts, Inc.

ARTICLE TWO

The purpose for which the Corporation is organized is to engage in any lawful business for which business corporations may be organized under the laws of the State of Texas.

ARTICLE THREE

The Corporation shall have authority to issue One Thousand (1,000) shares of capital stock consisting of One Thousand (1,000) shares of Common Stock, $0.01 par value per share. The shares of the Corporation’s Common Stock may be issued in either certificated or uncertificated form.

ARTICLE FOUR

The registered agent is an organization by the name of CT Corporation Systems. The business address of the registered agent and the registered office address are 350 N. St. Paul Street, Suite 2900, Dallas, Texas 75201-4234.

ARTICLE FIVE

The number of directors constituting the board of directors is three (3), and the names and addresses of each of the persons who is serving as a director until his successor is elected and qualified or until his earlier resignation or removal are:

Name	Address
Buddy Gumina	c/o Apax Partners, L.P. 601 Lexington Avenue, 53rd Floor New York, New York 10022

Erik Levy	c/o Canada Pension Plan Investment Board One Queen Street East, Suite 2600 P.O. Box 101 Toronto, Ontario M5C 2W5

Jim Pittman	c/o Public Sector Pension Investment Board 1250 René-Lévesque Blvd. West, Suite 900 Montréal, Québec H3B 4W8

The number of directors of the Corporation set forth above shall constitute the authorized number of directors until changed by amendment to the bylaws of the Corporation or by resolution of the board of directors.

ARTICLE SIX

The power to alter, amend or repeal the bylaws of the Corporation or adopt new bylaws is vested in the board of directors, subject to amendment, repeal or adoption of new bylaws by action of the shareholders of the Corporation.

ARTICLE SEVEN

(a) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any act or omission by the director in the director’s capacity as a director, except to the extent that such elimination or limitation of liability of a director is not authorized by an applicable statute of the State of Texas. Any repeal or modification of this subsection (a) of this ARTICLE SEVEN by the shareholders of the Corporation shall not adversely affect any right or protection of a director, officer or the Corporation existing at the time of such repeal or modification. If any statute of the State of Texas is amended after the filing of this amendment to the articles of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the statutes of the State of Texas, as so amended.

(b) The Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against all claims, losses, liabilities, expenses (including attorneys’ fees and disbursements), damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted under by any statute of the State of Texas, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

(c) To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this ARTICLE SEVEN, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Expenses (including attorneys’ fees) incurred by an officer or director in defending or testifying in a civil, criminal, administrative or investigative action, claim, suit or proceeding by reason of the fact that such person is or was an officer or director of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, claim, suit or proceeding within ten business days of the Corporation’s receipt of a request for advancement of such expenses from such director or officer and, to the extent required by law, upon receipt of an undertaking by or on behalf of any such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses, and the Corporation may adopt bylaws or enter into agreements with such persons for the purpose of providing for such advances.

(e) The indemnification permitted by this ARTICLE SEVEN shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

(f) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this ARTICLE SEVEN or otherwise.

ARTICLE EIGHT

Any action required by the TBOC to be taken at any annual or special meeting of shareholders, or any action that may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.